UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ATLANTIC COAST FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

Not applicable

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April 22, 2014

Dear Fellow Stockholder:

We cordially invite you to attend the 2014 Annual Meeting of Stockholders of Atlantic Coast Financial Corporation, the parent company of Atlantic Coast Bank. The annual meeting will be held at the Sheraton Jacksonville Hotel located at 10605 Deerwood Park Blvd., Jacksonville, Florida 32256, at 10:00 AM, local time, on May 19, 2014.

The enclosed notice of Annual Meeting of Stockholders and proxy statement describes the formal business to be transacted at the annual meeting. Following the annual meeting we will also report on the consolidated operations of Atlantic Coast Financial Corporation. Our directors and officers will be present to respond to any questions that stockholders may have.

The business to be conducted at the annual meeting includes consideration of the following:

•	the election of three directors;

•	the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

•	the transaction of such other business as may properly come before the annual meeting and any postponement(s) or adjournment(s) thereof.

Our Board of Directors has determined that the matters to be considered at the annual meeting are in the best interests of Atlantic Coast Financial Corporation and its stockholders. For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote “FOR” each of the director nominees and “FOR” each other matter proposed herein.

Also enclosed for your review is our Annual Report on Form 10-K for the year ended December 31, 2013, which contains detailed information concerning the activities and operating performance of Atlantic Coast Financial Corporation and its subsidiary, Atlantic Coast Bank, as well as our audited financial statements. On behalf of the Board of Directors, we urge you to vote your shares of common stock as soon as possible even if you currently plan to attend the annual meeting. Record holders of Atlantic Coast Financial Corporation common stock may vote their shares prior to the annual meeting by completing and mailing the enclosed proxy card in accordance with the instructions on the proxy card. Beneficial owners of Atlantic Coast Financial Corporation common stock may vote their shares prior to the annual meeting by following the instructions provided by their broker. Voting your shares prior to the meeting will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend the annual meeting.

Sincerely,

John K. Stephens, Jr. President and Chief Executive Officer

ATLANTIC COAST FINANCIAL CORPORATION

10151 Deerwood Park Boulevard

Building 200, Suite 100

Jacksonville, Florida 32256

(800) 342-2824

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 19, 2014

Notice is hereby given that the 2014 Annual Meeting of Stockholders of Atlantic Coast Financial Corporation will be held at the Sheraton Jacksonville Hotel located at 10605 Deerwood Park Blvd., Jacksonville, Florida 32256, at 10:00 AM, local time, on May 19, 2014.

A proxy card and a proxy statement for the annual meeting are enclosed. The meeting is being held for the purpose of considering and acting upon:

1.	The election of three directors;

2.	The ratification of the appointment of McGladrey LLP as the independent registered public accounting firm for the year ending December 31, 2014; and

Any such other business as may properly come before the Annual Meeting and any postponements or adjournments, thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting. Any action may be taken on the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned. Stockholders of record at the close of business on April 11, 2014, are the stockholders entitled to vote at the annual meeting, and any adjournments thereof.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OF COMMON STOCK WITHOUT DELAY. RECORD HOLDERS OF ATLANTIC COAST FINANCIAL CORPORATION COMMON STOCK MAY VOTE THEIR SHARES PRIOR TO THE ANNUAL MEETING BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD. BENEFICIAL OWNERS OF ATLANTIC COAST FINANCIAL CORPORATION COMMON STOCK MAY VOTE THEIR SHARES PRIOR TO THE ANNUAL MEETING BY FOLLOWING THE INSTRUCTIONS PROVIDED BY THEIR BROKER. YOU MAY REVOKE A PROXY AT ANY TIME BEFORE WE VOTE AT THE ANNUAL MEETING. YOU MAY DO SO BY EXECUTING AND RETURNING A PROXY CARD DATED LATER THAN A PREVIOUSLY SUBMITTED PROXY OR BY SUBMITTING A WRITTEN REVOCATION TO THE CORPORATE SECRETARY OF ATLANTIC COAST FINANCIAL CORPORATION BEFORE THE VOTE IS TAKEN AT THE ANNUAL MEETING. IF YOU HOLD SHARES OF COMMON STOCK THROUGH A BROKER, YOU SHOULD FOLLOW THE INSTRUCTIONS OF YOUR BROKER REGARDING VOTING AND REVOCATION OF PROXIES. IF YOU ATTEND THE ANNUAL MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR BROKER TO VOTE IN PERSON AT THE ANNUAL MEETING.

The proxy statement, annual report to stockholders on Form 10-K for the fiscal year ended December 31, 2013, and proxy card are available at http://www.irinfo.com/acfc/acfc.html.

By Order of the Board of Directors

Kathryn E. Henthorn General Counsel and Corporate Secretary

Jacksonville, Florida

April 22, 2014

A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Proxy Statement

ATLANTIC COAST FINANCIAL CORPORATION

10151 Deerwood Park Boulevard

Building 200, Suite 100

Jacksonville, Florida 32256

(800) 342-2824

ANNUAL MEETING OF STOCKHOLDERS

May 19, 2014

This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Atlantic Coast Financial Corporation (the Company) to be used at the 2014 Annual Meeting of Stockholders of the Company, and all adjournments of the annual meeting, which will be held at the Sheraton Jacksonville Hotel located at 10605 Deerwood Park Blvd., Jacksonville, Florida 32256, at 10:00 AM, local time, on May 19, 2014. The accompanying notice of annual meeting of stockholders and this proxy statement are first being mailed to stockholders on or about April 22, 2014. On February 3, 2011, Atlantic Coast Federal Corporation completed its “second step” conversion from the mutual holding company structure to the fully public stock holding company and was succeeded by Atlantic Coast Financial Corporation. All references to company actions prior to February 3, 2011 are to Atlantic Coast Federal Corporation.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. You can vote your shares of our common stock prior to the annual meeting by signing and returning the enclosed proxy card to us, in accordance with instructions set forth on the proxy card. Proxies received by us, which are signed, but contain no instructions for voting, will be voted in accordance with the Board of Directors’ recommendations for the proposals set forth in this proxy statement.

Proxies may be revoked by sending written notice of revocation to the Corporate Secretary of the Company, Kathryn E. Henthorn, at our address shown above, by delivering a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. The presence at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the and Corporate Secretary of the Company prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of our common stock, par value $0.01 per share, as of the close of business on April 11, 2014 are entitled to one vote for each share then held. As of April 11, 2014, there were 15,509,061 shares of our common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

As to the election of directors, the proxy card included with this proxy statement enables a stockholder to vote FOR the election of the nominees proposed by the governance/nominating committee of the Board of Directors, or to WITHHOLD authority to vote for one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld. Cumulative voting is not permitted with respect to the election of directors.

As to the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm, a stockholder may: (i) vote FOR the proposal; (ii) vote AGAINST the proposal; or (iii) ABSTAIN from voting on such proposal. The affirmative vote of holders of a majority of the votes cast at the annual meeting in person or by proxy is required for the ratification of the appointment of McGladrey LLP as the independent registered public accounting firm for the year ending December 31, 2014. The approval of this proposal will be determined by a majority of the votes cast at the annual meeting, without regard to broker non-votes or proxies marked “ABSTAIN.”

Persons and groups who beneficially own in excess of 5% of the Company’s common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended. The following table sets forth, as of the dates indicated in the footnotes below, the shares of common stock beneficially owned by each person who was the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding

Bhanu Choudhrie 10151 Deerwood Park Blvd Building 200, Suite 100 Jacksonville, Florida 32256	1,409,077	(2)	9.09

Basswood Capital Management, LLC 645 Madison Avenue, 10th Floor New York, New York 10022	1,376,129	(3)	8.87

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	1,368,820	(4)	8.83

FJ Capital Management, LLC 1313 Dolley Madison Blvd., Suite 306 McLean, Virginia 22101	1,275,600	(5)	8.22

Mendon Capital Advisors Corp. 150 Allens Creek Road Rochester, New York 14618	1,150,000	(6)	7.42

TFO USA, Ltd. 555 5th Avenue, 6th Floor New York, New York 10017	992,540	(7)	6.40

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if such person has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.
(2)	Based on the records of the Company, as of April 11, 2014, Bhanu Choudhrie, a director of the Company, had sole voting and investment power over all 1,409,077 shares through Emblem Investments, LLC, a company controlled by Mr. Choudhrie.
(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014, Basswood Capital Management, LLC, Matthew Lindenbaum and Bennett Lindenbaum have shared voting and investment power over 1,376,129 shares. Messrs. Lindenbaum and Lindenbaum are managing members of Basswood Capital Management, LLC.
(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2014, Wellington Management Company, LLC, in its capacity as investment adviser, and its clients who are owners of record have shared voting and investment power over all or a portion of the 1,368,820 shares.
(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on December 6, 2013 by FJ Capital Long Short Equity Fund LLC, Bridge Equities III LLC, FJ Capital Management LLC, Martin S. Friedman, SunBridge Manager LLC, SunBridge Holdings LLC, and Realty Investment Company Inc. (the FJ Group), each member of the FJ Group shares voting and investment power over all or a portion of the 1,275,600 shares. Mr. Friedman is CEO of FJ Capital Management LLC, and managing member of FJ Capital Long Short Equity Fund LLC.
(6)	Based on a Schedule 13G (file number 005-80066) filed with the Securities and Exchange Commission on February 14, 2014, Mendon Capital Advisors Corp. (Mendon Capital), and Anton V. Schutz have sole voting power over 488,750 shares and sole investment power over 661,250 shares. Mendon Capital, in its capacity as investment adviser, Mr. Schutz, and Mendon Capital clients who are owners of record have shared voting power over 661,250 and shared investment power over 488,750 shares. Mr. Schutz is the sole stockholder and President of Mendon Capital.
(7)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 18, 2014, TFO USA, Ltd. has sole voting and investment power over all 992,540 shares.

PROPOSAL I - ELECTION OF DIRECTORS

Our Board of Directors consists of nine members and our bylaws provide that approximately one-third of our directors are to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors have been elected and shall qualify. Three directors will be elected at the annual meeting and will serve until their successors have been elected and qualified. The governance and nominating committee has nominated W. Eric Palmer, Jay S. Sidhu, and John K. Stephens, Jr. each to serve as directors for three-year terms. All three of the nominees are currently members of the Board of Directors.

The following table sets forth certain information regarding the composition of our Board of Directors as of April 7, 2014 unless otherwise specified, and the nominees, including the terms of office of board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the annual meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve, if elected. However, each nominee’s appointment to the Board of Directors remains subject to the review and non-objection of the Federal Reserve Bank of Atlanta. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

Name (1)	Age(2)	Positions Held with Atlantic Coast Financial Corporation	Director Since (3)	Term to Expire	Shares of Common Stock Beneficially Owned (4)		Percent of Class
DIRECTOR NOMINEES
W. Eric Palmer	51	Nominee	2005	2017(5)	8,998	(6)	*
Jay S. Sidhu	62	Nominee	2010	2017(5)	144,835	(7)	*
John K. Stephens, Jr.	50	Director Nominee, President and Chief Executive Officer	2013	2017(5)	10,000		*
DIRECTORS CONTINUING IN OFFICE
Dave Bhasin	63	Director	2013	2016	7,000		*
Kevin G. Champagne	64	Director	2013	2016	5,000		*
Bhanu Choudhrie	35	Director	2010	2015	1,409,077	(8)	9.09%
John J. Dolan	57	Director	2013	2016	10,000		*
James D. Hogan	69	Director, Interim Executive Vice President and Chief Financial Officer	2013	2015	5,000		*
H. Dennis Woods	68	Director	1987	2015	14,466	(9)	*
FORMER DIRECTORS WHO SERVED DURING 2013
Thomas F. Beeckler	67	Former Director	2005	**	18,873	(10) (11)	*
G. Thomas Frankland	67	Former Director, President and Chief Executive Officer	2010	N/A	18,454	(12) (13)	*
John J. Linfante	67	Former Director	2012	N/A	—		—
Charles E. Martin, Jr.	68	Former Director	1982	**	18,021	(10) (14)	*
Forrest W. Sweat, Jr.	56	Former Director	2001	**	24,384	(15) (16)	*
NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Thomas B. Wagers, Sr.	56	Former Interim President, Chief Executive Officer and Chief Financial Officer	N/A	N/A	22,800	(17) (18)	*
Phillip S. Buddenbohm***	43	Executive Vice President and Chief Risk Officer	N/A	N/A	7,079	(19)	*
Marshall D. Stone	59	Vice President and Controller	N/A	N/A	18,484	(20)	*
All directors and executive officers as a group (17 persons)					1,742,471		11.2%

*	Less than 1%.
**	The terms of these directors expired on August 16, 2013. However, as a result of regulatory approval requirements for new board members, Messrs. Beeckler and Martin served on the Board of Directors until August 30, 2013, when Messrs. Champagne and Dolan received regulatory non-objection. Mr. Sweat served on the Board of Directors until October 15, 2013, when Mr. Bhasin received regulatory non-objection.
***	Phillip S. Buddenbohm is an officer of Atlantic Coast Bank only.
(1)	The mailing address for each person listed is 10151 Deerwood Park Blvd. Bldg. 200, Suite 100, Jacksonville, FL 32256.

footnotes continued on next page

(2)	As of April 11, 2014.
(3)	Reflects initial appointment to the Board of Directors of Atlantic Coast Federal Credit Union, the predecessor to Atlantic Coast Financial Corporation and Atlantic Coast Bank for Messrs. Woods and Martin. Each director of Atlantic Coast Financial Corporation, with the exception of Messrs. Sidhu and Choudhrie, is also a director of Atlantic Coast Bank.
(4)	See definition of “beneficial ownership” at footnote (1) to the table “Voting Securities and Principal Holders Thereof.”
(5)	If elected at 2014 Annual Meeting of Stockholders.
(6)	Includes 622 shares of common stock held in a director retirement plan account, 4,909 shares of common stock that can be acquired pursuant to stock options exercisable within 60 days of April 7, 2014, and 19 shares of common stock held by Mr. Palmer’s children.
(7)	Includes 1,684 shares of common stock held in Mr. Sidhu’s 401(k) plan account, and 11,760 shares of common stock that can be acquired pursuant to stock options within 60 days of April 7, 2014.
(8)	All 1,409,077 shares of common stock are held by a company controlled by Mr. Choudhrie, see footnote 2 on page 2 for more information.
(9)	Includes 4,909 shares of common stock that can be acquired pursuant to stock options within 60 days of April 7, 2014.
(10)	As of August 30, 2013, when this individual ceased to be a director of the Company.
(11)	Includes 2,771 shares of common stock held in Mr. Beeckler’s director retirement plan account, and 4,909 shares of common stock that can be acquired pursuant to stock options exercisable within 60 days of April 7, 2014.
(12)	As of July 1, 2013, when this individual ceased to be a director of the Company.
(13)	Includes 13,065 shares of common stock held in Mr. Frankland’s individual retirement account, 386 shares of common stock held in Mr. Frankland’s employee stock ownership plan account, and 5,000 shares of common stock that can be acquired pursuant to stock options exercisable within 60 days of April 7, 2014.
(14)	Includes 151 shares of common stock held in Mr. Martin’s individual retirement account, 7,722 shares of phantom stock and 1,972 shares of common stock held in director retirement plan accounts, 4,909 shares of common stock that can be acquired pursuant to stock options exercisable within 60 days of April 7, 2014, and 196 shares owned by Mr. Martin’s spouse.
(15)	As of October 15, 2013, when this individual ceased to be a director of the Company.
(16)	Includes 7,006 shares of common stock held in Mr. Sweat’s individual retirement accounts, 1,829 shares of common stock held in a director retirement plan account, 4,909 shares of common stock that can be acquired pursuant to stock options exercisable within 60 days of April 7, 2014, and 3,489 shares of common stock held in Mr. Sweat’s spouse’s individual retirement account.
(17)	As of October 21, 2013, when this individual ceased to be employed by the Company.
(18)	Includes 4,619 shares of common stock held in Mr. Wagers’ 401(k) plan account, 2,045 shares of common stock held in Mr. Wagers’ employee stock ownership plan account, 5,000 shares of common stock held in Mr. Wagers’ supplemental retirement agreement account and 6,512 shares of common stock that can be acquired pursuant to stock options exercisable within 60 days of April 7, 2014.
(19)	Includes 257 shares of common stock held in Mr. Buddenbohm’s 401(k) plan account, 1,478 shares of common stock held in Mr. Buddenbohm’s employee stock ownership plan account, and 2,842 shares of common stock that can be acquired pursuant to stock options exercisable within 60 days of April 7, 2014.
(20)	Includes 13,399 shares of common stock held in Mr. Stone’s 401(k) plan account, 1,019 shares of common stock held in Mr. Stone’s employee stock ownership plan account, 1,764 shares of common stock that can be acquired pursuant to stock options exercisable within 60 days of April 7, 2014, and 131 shares of common stock held by Mr. Stone’s spouse.

Directors

Director Nominees

W. Eric Palmer. Mr. Palmer is a life-long resident of Jacksonville, Florida. He has been employed by the Mayo Clinic in Florida for the past 22 years. He currently serves as an Operations Administrator for the Affiliated Practice Network. He previously served as the Operations Manager for Primary Care, the Director and Section Head of Patient Financial Services and as Section Manager of Accounts Receivable. Mr. Palmer is active in a number of Jacksonville area civic organizations, which provide an opportunity for the community to learn more about Atlantic Coast Bank and its products and services. Mr. Palmer was associated with Atlantic Coast Federal Credit Union as a member of its Credit Union Service Organization and its Community Advisory Board. In those roles, Mr. Palmer interacted with members and member organizations and helped identify business development opportunities. Originally, Mr. Palmer was nominated as a director in order to use his previous experience and familiarity with the Atlantic Coast Federal Credit Union members to assist management in the transition from a credit union to a publicly traded bank holding company. Mr. Palmer also brings to the Board of Directors and organization knowledge and insight about our Florida markets through his involvement in Jacksonville civic organizations which is useful to Atlantic Coast Bank’s product design and marketing plans.

Jay S. Sidhu. Mr. Sidhu is a director, and the Chairman and Chief Executive Officer of Customers Bancorp, Inc. (Customers Bancorp) and Customers Bank (collectively Customers), both headquartered in southeast Pennsylvania, where he has served since June 2009. Mr. Sidhu also is the Chairman and Chief Executive Officer of Sidhu Advisors, LLC, a financial services consulting company. Previously, Mr. Sidhu served as Chairman and Chief Executive Officer of the Philadelphia-based Sovereign Bancorp, Inc. (Sovereign), now Santander Bank, where he was employed from 1986 until 2006. Under his leadership, Sovereign grew from a small thrift with less than $1 billion in assets to a nearly $90 billion financial institution, with a branch network of 800 locations serving customers from Maryland to New Hampshire. Mr. Sidhu has extensive experience in the financial services industry, as well as his capital markets background. Mr. Sidhu brings to the Board of Directors significant experience in public company operations and management, and is expected to contribute meaningfully to the Board of Director’s work in evaluating strategic opportunities, and offering guidance with respect to credit management.

John K. Stephens. Mr. Stephens is a 23-year veteran of the banking and financial services industry. Mr. Stephens joined Atlantic Coast Financial Corporation and Atlantic Coast Bank as President and Chief Executive Officer in October 2013. Prior to joining Atlantic Coast Financial Corporation, from May 2011 until September 2013 Mr. Stephens served as President of Orlando, Florida-based Tower Bridge Capital, Inc., a privately held mezzanine debt and strategic advisory firm focused on emerging growth companies. From 2006 to 2011, he served as Chief Lending Officer for the Central and North Florida operations of Fifth Third Bank, N.A., overseeing a loan portfolio of almost $2 billion and was responsible for strategic leadership for all wholesale banking activities in that market area. Mr. Stephens began his career in 1986 with Wachovia Bank, N.A., now Wells Fargo & Company, where he started as a regional banking officer, later became a relationship manager responsible for originating and managing senior debt and ancillary service relationships with corporate clients, and was ultimately selected to start and lead a leveraged finance group. Mr. Stephens brings significant and varied banking experience to the Board of Directors, including work within the northeastern Florida market.

Directors Continuing In Office

Dave Bhasin. Mr. Bhasin is Chief Executive Officer of D.B. Concepts, Inc., a privately-held company he started in 2000, which operates franchised restaurants with locations throughout eastern Pennsylvania. Prior to starting D.B. Concepts, Inc., Mr. Bhasin held various technology and business management positions with Air Products & Chemicals, Inc. and International Business Machines Corporation. Mr. Bhasin’s extensive business background provides valuable business and entrepreneurial insight and perspective to the Board of Directors.

Kevin G. Champagne. Mr. Champagne, who has been named Chairman of our Board of Directors, is currently retired. He began his career in 1971, in the Management Training Program of New Bedford Five Cent’s Savings Bank, which changed its name to Seacoast Financial Services Corporation (Seacoast), in New Bedford, Massachusetts. Mr. Champagne advanced through Seacoast, culminating in being appointed President and Chief Executive Officer in 1994. During Mr. Champagne’s tenure Seacoast grew through acquisitions, successful completion of an Initial Public Offering together with a mutual to stock conversion, improved profitability and increased stockholder dividends, as well as the ultimate sale of Seacoast to Sovereign in 2004. Mr. Champagne also served on Sovereign’s Board of Directors until 2007. Mr. Champagne brings to the Board of Directors extensive expertise in banking, growing a successful bank, serving as senior management, and serving on multiple Boards of Directors of public bank holding companies.

Bhanu Choudhrie. Appointed to the board of directors in July 2010, Mr. Choudhrie was an Executive Director of C&C Alpha Group Ltd, a London-based private equity group from 2006 until February 2014. Previous to this Mr. Choudhrie stood as Executive Director of C&C Business Solutions. As a private equity investor with investments in the United States, United Kingdom, Europe and Asia he is currently a Director of Customers Bancorp, Inc. in Pennsylvania and Quatro Management, Inc. in New York. We believe Mr. Choudhrie benefits Atlantic Coast Bank with his business and financial services industry experiences as well as his knowledge of global economic trends and conditions that frequently impact the U.S. financial institutions.

John J. Dolan. Mr. Dolan, who has been named Vice Chairman of our Board of Directors, is currently retired. He was employed by First Commonwealth Financial Corporation, and its predecessor, (First Commonwealth) headquartered in Indiana, Pennsylvania, from 1980 until December 2011. Mr. Dolan most recently served as the President and Chief Executive Officer, after serving First Commonwealth as Chief Financial Officer for 20 years, and was also a director of First Commonwealth from 2007 to December 2011. He helped transform First Commonwealth from a bank with $200 million in assets to a publicly traded bank holding company with $6 billion in assets. Mr. Dolan brings to the Board of Directors extensive experience as the strategic and financial leader of a community bank, including raising capital, the development of executive management, and achieving growth through acquisitions.

James D. Hogan. Mr. Hogan joined Atlantic Coast Financial Corporation and Atlantic Coast Bank as interim Executive Vice President and Chief Financial Officer, and a director, in December 2013. Prior to joining Atlantic Coast Financial Corporation, Mr. Hogan served as Executive Vice President and interim Chief Financial Officer of Customers from October 2012 to August 2013. Mr. Hogan also served as Customers’ Executive Vice President and Director of Enterprise Risk Management from June 2010 to October 2012. From 2005 to 2010, Mr. Hogan was retired but continued to work occasionally, primarily in private consulting. Mr. Hogan was Executive Vice President and Chief Financial Officer of Sovereign from 2001 to 2005. Prior to Sovereign, he was Executive Vice President and Corporate Controller of Firstar Bancorp (now US Bancorp) from 1987 to 2001, and was the Controller of The Idaho First National Bank (now West One Bank) from 1976 to 1987. Mr. Hogan became a certified public accountant in 1970, keeping an active license through 2005, and began his career as a bank audit specialist with Coopers and Lybrand (now PriceWaterhouseCoopers). Mr. Hogan’s extensive and lengthy experience in the banking industry as a chief financial officer as well as in the risk management and audit related areas provide significant value to the Board of Directors.

H. Dennis Woods. Mr. Woods is a retired employee of CSX Transportation, Inc. (CSX), Waycross, Georgia, where he worked from 1964 until 2005. He most recently served as the business manager of CSX’s warehouse in Waycross, Georgia. Mr. Woods has served as a director of Atlantic Coast Financial Corporation and Atlantic Coast Bank, and its predecessor, Atlantic Coast Federal Credit Union, since 1987. From 1977 to 1986, Mr. Woods also served as a member of Atlantic Coast Federal Credit Union’s supervisory committee where, through his interaction with regulators and outside accountants, Mr. Woods developed knowledge and skills that enhance his service on the Board of Directors. Further, as a long-time resident in Waycross, Georgia, where Atlantic Coast Bank has its largest market share, Mr. Woods offers important insight into the financial service needs of that market.

Executive Officers Who Are Not Directors

Phillip S. Buddenbohm. Mr. Buddenbohm has served as Executive Vice President and Chief Risk Officer of Atlantic Coast Bank since 2007. He previously served as Senior Vice President of Credit Administration from 2005 until 2007. Formerly a Vice President in the Consumer Services Division of National Commerce Financial Corporation in Memphis, Tennessee, Mr. Buddenbohm has 17 years of experience in lending, credit administration and branch services.

Marshall D. Stone. Mr. Stone served as the Interim Principal Accounting Officer of Atlantic Coast Financial Corporation and Atlantic Coast Bank from October 21, 2013 to December 19, 2013. Mr. Stone has served as Vice President and Controller of Atlantic Coast Bank since 2003, and he previously served as a financial analyst beginning in 1998. Mr. Stone is a certified public accountant in Georgia.

Board Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer of Atlantic Coast Financial Corporation are held by separate individuals. Kevin G. Champagne is the Chairman of the Board of Directors and John K. Stephens, Jr. is the President and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction, day-to-day leadership and performance for Atlantic Coast Financial Corporation while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. By maintaining the separate positions of Chairman and Chief Executive Officer, the Board of Directors believes it enhances the ability of the Board of Directors to provide strong, independent oversight of Atlantic Coast Financial Corporation’s management and affairs. In addition, the separation of the Chairman of the Board and Chief Executive Officer allows the Chief Executive Officer to better focus his efforts on strengthening our franchise and increasing stockholder value. The suitability of this structure is reviewed on an annual basis by the Board of Directors.

The Board of Directors and management have established a risk governance process to manage the material risks that are inherent in the financial services industry, as well as those that are most immediate to Atlantic Coast Financial Corporation and its banking subsidiary, Atlantic Coast Bank. The full Board of Directors is actively engaged in monitoring all risks to Atlantic Coast Financial Corporation. However, in early 2014, the Board of Directors established the Risk Management Committee to focus on helping management with critical risk areas. The other committees of the Board of Directors also assist in overseeing the various management committees of Atlantic Coast Bank that utilize measurement and management processes designed for their respective areas of authority.

Organizationally, Atlantic Coast Financial Corporation measures and manages risk according to five broad categories of risk: market risk (including liquidity), credit risk, strategic risk, reputational risk, and operational risk (including legal and compliance). These broad categories have been separated into specific risk types and the responsibilities for measurement; management of these risks is assigned to the Board of Director committees and management committees of both Atlantic Coast Financial Corporation and Atlantic Coast Bank.

Board Independence

The Board of Directors consists of a majority of “independent directors” within the meaning of the NASDAQ corporate governance listing standards. The Board of Directors has determined that each of our directors and nominees for director is “independent” within the meaning of the NASDAQ corporate governance listing standards with the exception of John K. Stephens, Jr. who is our President and Chief Executive Officer, James D. Hogan who is the interim Executive Vice President and Chief Financial Officer, and Jay S. Sidhu who was the former Executive Chairman of Atlantic Coast Financial Corporation. The Board of Directors has adopted a policy that the independent directors of the board shall meet in executive session periodically, which meetings may be held in conjunction with regularly scheduled board meetings.

In determining the independence of the non-executive directors, the Board of Directors reviewed a loan from Atlantic Coast Bank made to Mr. Palmer and the investments made by each of Messrs. Choudhrie, Dolan, Champagne, Bhasin and Woods in the Company’s December 2013 public offering.

Meetings and Committees of the Board of Directors

Our business is conducted through regular and special meetings of the full Board of Directors and its standing committees. The standing committees consist of the executive, audit, compensation, and governance and nominating committees. During the fiscal year ended December 31, 2013, the Board of Directors had twelve regular meetings and twelve special meetings. During fiscal 2013, each of the Directors attended at least 75% of the aggregate total number of meetings the Board of Directors held while a Director, and at least 75% of the aggregate total number of meetings held by committees during service on those committees.

Executive Committee

The executive committee currently consists of directors Champagne, who serves as chairman, Choudhrie, Dolan, Palmer, Sidhu, and Stephens. Former directors Frankland, Linfante, Martin, and Sweat also served on the executive committee during fiscal 2013. The executive committee is generally authorized to act on behalf of the full Board of Directors when certain business matters require prompt action. During the fiscal year ended December 31, 2013, the executive committee did not meet as the full board held special meetings in lieu of committee meetings.

Audit Committee

The audit committee currently consists of directors Dolan, who serves as chairman, Champagne, Choudhrie, and Palmer. Former directors Beeckler, Linfante, and Woods also served on the audit committee during fiscal 2013. The audit committee assists the Board of Directors in fulfilling its oversight responsibility relating to the integrity of our financial statements and the financial reporting processes; the systems of internal control over financial reporting; compliance with legal and regulatory requirements; the performance of our internal audit function; and our relationship with our independent registered public accounting firm. The committee hires, and reviews the reports prepared by, the registered public accounting firm and reviews substantially all of our periodic public financial disclosures. The committee is empowered to investigate any matter, with full access to all necessary books, records, facilities and personnel of the company, and has the authority to retain at our expense legal, accounting or other advisors, consultants or experts, as it deems appropriate. Each member of the audit committee is, and in 2013 was, “independent” as defined in the NASDAQ corporate governance listing standards for audit committee members and under Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that director Champagne qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the

Securities and Exchange Commission. The Board of Directors has adopted a written charter for the audit committee, which is available on our website at www.atlanticcoastbank.net, by clicking on Investor Relations and then Governance Documents. The audit committee met twelve times during the fiscal year ended December 31, 2013.

Compensation Committee

The compensation committee is responsible for recommending to the full Board of Directors the compensation of the chief executive officer and senior management, reviewing and administering overall compensation policy, including setting performance measures and goals, approving benefit programs, establishing compensation of the Board of Directors and other matters of personnel policy and practice and coordinating such actions with the benefits committee of Atlantic Coast Bank. The compensation committee currently consists of directors Champagne, who serves as chairman, Bhasin, and Choudhrie. Former directors Beeckler, Martin, and Sweat also served on the compensation committee during fiscal 2013. Each member of the compensation committee is, and in 2013 was, considered “independent” as defined in the NASDAQ corporate governance listing standards for compensation committee members. The Board of Directors has adopted a written charter for the compensation committee, which is available on our website at www.atlanticcoastbank.net, by clicking on Investor Relations and then Governance Documents. The compensation committee met one time during the year ended December 31, 2013.

The role of the compensation committee is to review annually the compensation levels of the executive officers and recommend compensation changes to the Board of Directors. The compensation committee is composed entirely of outside, non-employee directors. It is intended that the executive compensation program will enable us to attract, motivate and retain talented executive officers who are capable of achieving our business objectives and enhancing long-term stockholder value. The compensation committee has adopted a compensation strategy that seeks to provide competitive, performance-based compensation strongly aligned with the financial and stock performance of Atlantic Coast Financial Corporation. The key elements of our compensation program for executives are: base salary, annual incentive compensation and stock based award compensation. As deemed necessary to determine that the key elements of our executive compensation strategy are appropriate for our industry and market, the compensation committee may utilize the services of third party compensation consultants to gain perspective on similar executive positions in peer groups of publicly traded financial institutions. No such services were obtained in 2013.

The compensation committee directly reviews the performance of the chief executive officer. The chief executive officer evaluates the performance and makes recommendations to the compensation committee for the other executive officers. However, the compensation committee has the sole authority to recommend changes regarding the total compensation of all executive officers to the full Board of Directors. Under the board’s policies, the Chief Executive Officer and any other director who is also an executive officer of Atlantic Coast Financial Corporation and Atlantic Coast Bank do not participate in the Board of Directors’ determination of their own compensation.

Governance and Nominating Committee

The governance and nominating committee currently consists of directors Choudhrie, who serves as chairman, Bhasin, and Palmer, each of whom is considered “independent” as defined in the NASDAQ corporate governance listing standards. Former directors Beeckler, Linfante, Martin and Sweat also served on the governance and nominating committee during fiscal 2013. The Board of Directors has adopted a written charter for the governance and nominating committee, which is available on our website at www.atlanticcoastbank.net, by clicking on Investor Relations and then Governance Documents. The governance and nominating committee met two times during the year ended December 31, 2013.

The functions of the governance and nominating committee include the following:

•	leading the search for individuals qualified to become members of the Board of Directors and to select director nominees to be presented for stockholder approval;

•	developing and recommending to the Board of Directors other specific criteria not specified in its charter for the selection of individuals to be considered for election or re-election to the Board of Directors;

•	adopting procedures for the submission of recommendations by stockholders for nominees to the Board of Directors; and

•	annually reviewing the adequacy of its charter and recommending any proposed changes to the Board of Directors.

The governance and nominating committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. In addition, the governance and nominating committee is authorized by its charter to engage a third party to assist in the identification of director nominees. While the committee does not have a formal diversity policy in the consideration of director nominees, the committee guidelines do require diversity to be taken into account. The committee considers a number of other criteria, as set forth below, in its consideration of nominees for the Board of Directors.

The governance and nominating committee seeks to identify candidates who, at a minimum, satisfy the following criteria:

•	the highest personal and professional ethics and integrity and whose values are compatible with our values;

•	experience and achievements that have given them the opportunity to exercise and develop good business judgment;

•	a willingness to devote the necessary time to the work of the Board of Directors and its committees, which includes being available for board and committee meetings;

•	a familiarity with the communities in which we operate and/or active engagement in community activities;

•	involvement in other activities or interests that do not create a conflict with their responsibilities to us and our stockholders; and

•	the capacity and desire to represent and balance the best interests of the communities that we serve including our stockholders and our customers, and not primarily a special interest group or constituency.

The governance and nominating committee will also take into account whether a candidate satisfies the criteria for “independence” under the NASDAQ corporate governance listing standards.

The governance and nominating committee has adopted procedures for the submission of recommendations for director nominees by our stockholders. While stockholder nominees are generally considered by the Board of Directors, the committee may choose not to approve an unsolicited recommendation if no vacancy exists on the Board of Directors and the committee does not perceive a need to increase the size, or change the composition, of the Board of Directors. Stockholders can submit the names of qualified candidates for director by writing to the chairman of the governance and nominating committee at 10151 Deerwood Park Boulevard, Building 200, Suite 100, Jacksonville, Florida 32256 (prior to May 1, 2014), or at 4655 Salisbury Road, Suite 110, Jacksonville, FL 32256 (subsequent to May 1, 2014). The chairman must receive a submission not less than 120 days prior to the date of our proxy materials for the preceding year’s annual meeting.

The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the governance/nominating committee;

•	the name and address of the stockholder as they appear on our stockholder records, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	the name, address and contact information for the candidate, and the number of shares of the Company’s common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Atlantic Coast Financial Corporation or its affiliates;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement from the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in our bylaws.

Stockholder Communication with the Board of Directors

A stockholder who wants to communicate with the Board of Directors or with any individual director can write to Atlantic Coast Financial Corporation at 10151 Deerwood Park Boulevard, Building 200, Suite 100, Jacksonville, Florida 32256 (prior to May 1, 2014), or at 4655 Salisbury Road, Suite 110, Jacksonville, FL 32256 (subsequent to May 1, 2014), in each case to the attention of our Corporate Secretary. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership.

Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, or forward the communication for response by another employee. For example, a request for information about a stock-related matter may be forwarded to our stockholder relations officer; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board of Directors meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of Atlantic Coast Financial Corporation’s and Atlantic Coast Bank’s directors, officers and employees, and a Code of Ethics for the chief executive officer and senior financial officers. The codes are intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws. The codes are available on our website at www.atlanticcoastbank.net, by clicking on Investor Relations and then Governance Documents. Amendments to and waivers from the codes will also be disclosed on our website.

Attendance at Annual Meetings of Stockholders

Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that directors will make every effort to attend our annual meetings. Seven of our then-current directors and two of our director nominees attended the prior year’s annual meeting of stockholders.

Audit Committee Report

The audit committee has issued the following report:

•	It has reviewed and discussed with management and our independent registered public accounting firm, our audited consolidated financial statements for the year ended December 31, 2013;

•	It has discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 16, Communications with Audit Committees, as amended; and

•	It has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm their independence from us.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 and be filed with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference, and shall not otherwise be deemed filed with the Securities and Exchange Commission.

This report has been provided by the audit committee.

John J. Dolan, Chairman

Kevin G. Champagne

Bhanu Choudhrie

W. Eric Palmer

Section 16(a) Beneficial Ownership Reporting Compliance

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. Our officers and directors and beneficial owners of greater than 10% of our common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure in a company’s annual proxy statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of our common stock to file a Form 3, 4 or 5 on a timely basis.

Based solely on a review of Forms 3, 4 and 5 filed during or with respect to 2013, and written representations from the applicable reporting persons, we believe that all of our officers and directors complied with all their applicable filing requirements during the fiscal year ended December 31, 2013, except that on December 20, 2013, (a) each of Messrs. Stephens and Stone filed a late Form 3, and (b) each of Messrs. Bhasin, Champagne, Choudhrie, Dolan, Sidhu, and Woods filed one late Form 4 reporting one late transaction.

Executive Compensation

The following table sets forth, for the years ended December 31, 2013 and 2012, compensation for each of the individuals listed in the table below, who are each referred to as “named executive officers.”

Name and Principal Position (1)	Year	Salary ($)	All other compensation(2) ($)	Total ($)

John K. Stephens, Jr. (3) President and Chief Executive Officer	2013 2012	70,599 —	4,026 —	74,625 —

Thomas B. Wagers, Sr. (4) Former Interim President, Chief Executive Officer and Chief Financial Officer	2013 2012	151,484 178,217	25,268 36,744	176,752 214,961

G. Thomas Frankland (5) Former President and Chief Executive Officer	2013 2012	188,077 300,000	179 487	188,256 300,487

James D. Hogan (6) Interim Executive Vice President and Chief Financial Officer	2013 2012	35,484 —	6,966 —	42,450 —

Phillip S. Buddenbohm Executive Vice President and Chief Risk Officer	2013 2012	139,327 135,000	17,266 5,101	156,593 140,101

Marshall D. Stone Vice President and Controller	2013 2012	89,864 79,608	10,949 8,190	100,813 87,798

(1)	The following columns were intentionally omitted from the table: (1) bonus, (2) stock awards, (3) option awards, (4) non-equity incentive plan compensation, and (5) non-qualified deferred compensation earnings.
(2)	The amounts in this column reflect the various benefits and payments received by the applicable named executive officers. A break-down of the various elements of compensation in this column is set forth in the table provided on the next page for the year ended December 31, 2013.
(3)	John K. Stephens, Jr. began working for the Company on September 23, 2013 in a consulting role prior to assuming his current position upon receipt of regulatory non objection on October 31, 2013.
(4)	Thomas B. Wagers Sr. was appointed Interim President and Chief Executive Officer by the Board of Directors effective July 1, 2013. Mr. Wagers resigned as Interim President, Chief Executive Officer and Chief Financial Officer effective October 21, 2013.
(5)	G. Thomas Frankland resigned as President, Chief Executive Officer, and Director effective July 1, 2013.
(6)	James D. Hogan began working for the Company on October 6, 2013 in a consulting role prior to assuming his current position upon receipt of regulatory non objection on December 19, 2013.

Name	Perquisites(1) ($)	Tax gross ups(1) ($)	401(k) plan contributions ($)	ESOP allocations ($)	Insurance premiums paid(2) ($)	Long-term disability premiums ($)	Personal leave buyback ($)	Total ($)

John K. Stephens, Jr.	4,000	—	—	—	—	26	—	4,026
Thomas B. Wagers, Sr.	10,000	650	3,996	—	2,015	253	8,354	25,268
G. Thomas Frankland	—	—	—	—	—	179	—	179
James D. Hogan	6,966	—	—	—	—	—	—	6,966
Phillip S. Buddenbohm	4,800	—	—	633	—	236	11,597	17,266
Marshall D. Stone	—	—	2,920	401	—	153	7,475	10,949

(1)	Perquisites for Mr. Stephens include reimbursement for temporary housing in connection with his relocation to Jacksonville, Florida. Perquisites for Mr. Wagers included reimbursement for country club membership and automobile allowances. Tax gross ups for Mr. Wagers represents withholding taxes related to the reimbursement for country club membership. Perquisites for Mr. Hogan include reimbursement for temporary housing in connection with his relocation to Jacksonville, Florida. Perquisites for Mr. Buddenbohm include an automobile allowance.
(2)	Represents imputed cost of insurance for Mr. Wagers in accordance with his endorsement life insurance agreement (Split Dollar) as described in more detail below.

Incentive Program

Atlantic Coast Bank did not establish any annual and quarterly cash incentive programs for 2013. Therefore, Atlantic Coast Bank did not pay annual or quarterly incentive awards to the named executive officers.

Executive Agreements

Non-Compete and Non-Solicitation Agreement with Messrs. Wagers and Buddenbohm. Atlantic Coast Bank entered into a Non-Compete and Non-Solicitation Agreement each with Messrs. Wagers and Buddenbohm on May 12, 2010. Each agreement provides that for a period of two years following the executive’s termination of employment for any reason other than cause, the executive will not: (i) directly or indirectly solicit any officer or employee to terminate their employment with Atlantic Coast Bank or Atlantic Coast Financial Corporation; (ii) accept employment or become affiliated with any competitor of Atlantic Coast Bank or Atlantic Coast Financial Corporation in the same geographic locations where Atlantic Coast Bank or Atlantic Coast Financial Corporation has material business interests; or (iii) solicit or cause any customer of Atlantic Coast Bank to terminate an existing business or commercial relationship with Atlantic Coast Bank. As consideration for the executive’s covenants above, he will be entitled to receive a cash lump sum payment equal to two times (i) the highest annual rate of base salary and (ii) the highest annual bonus and non-equity incentive compensation paid to him over the most recent two calendar years prior to the termination of employment. Such payment will be made within 30 days following the executive’s date of termination.

Upon his October 21, 2013 resignation, Mr. Wagers waived his right to receive any payments related to his non-compete and non-solicitation agreement in exchange for the Company waiving Mr. Wagers’ obligations under the agreement.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to our outstanding equity awards as of December 31, 2013 for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End (1)

Option Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable(2) (#)	Number of securities underlying unexercised options not exercisable (#)	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price(2) ($)	Option expiration date(3)

John K. Stephens, Jr.	—	—	—	—	—	—

Thomas B. Wagers, Sr.	7/28/2005 10/11/2005 12/22/2006 12/22/2006	392 392 4,879 849	— — — —	— — — —	70.06 69.90 93.47 93.47	1/21/2014 1/21/2014 1/21/2014 10/21/2014

G. Thomas Frankland	8/5/2011	5,000	—	—	5.03	7/1/2014

James D. Hogan	—	—	—	—	—	—

Phillip S. Buddenbohm	7/28/2005 10/11/2005	1,764 1,078	— —	— —	70.06 69.90	7/28/2015 10/11/2015

Marshall D. Stone	7/28/2005 10/11/2005	1,176 588	— —	— —	70.06 69.90	7/28/2015 10/11/2015

(1)	The following columns were intentionally omitted from the table: Stock Awards – (1) number of shares or units of stock that have not vested, (2) market value of shares or units of stock that have not vested, (3) equity incentive plan awards: number of unearned shares, units or other rights that have not vested, and (4) equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested.
(2)	Following the completion of the second-step conversion, all outstanding options to purchase common stock of Atlantic Coast Federal Corporation were exchanged for options to purchase common stock of Atlantic Coast Financial Corporation pursuant to an exchange ratio of 0.1960. The option exercise price was determined by dividing the original option exercise price by the 0.1960 exchange ratio.
(3)	Stock options expire 10 years after the grant date in accordance with the Atlantic Coast Financial Corporation 2005 Stock Option Plan, with the exception of Messrs. Wagers and Frankland. Messrs. Wagers and Frankland’s vested options expire either ninety days or one year from the date of each of their retirements in accordance with the Atlantic Coast Financial Corporation 2005 Stock Option Plan.

Benefit Plans

Stock Option Plan. Outside directors and key employees of Atlantic Coast Bank, Atlantic Coast Financial Corporation and its Affiliates (as defined by the plan) are eligible to participate in and receive awards under the Atlantic Coast Financial Corporation 2005 Stock Option Plan (2005 Stock Option Plan). Under the 2005 Stock Option Plan, Atlantic Coast Financial Corporation reserved 139,720 shares of common stock (as adjusted as a result of the second-step conversion) to be issued pursuant to grants of stock option awards. A stock option gives the recipient the right to purchase shares of common stock of Atlantic Coast Financial Corporation at a specified price during a specified period of time. Awards may be granted as either incentive or non-statutory stock options. Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code. Only employees are eligible to receive incentive stock options. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of exercise either in cash or with common stock that was owned by the recipient. All stock options vest at a rate determined by the Board of Directors at the time the awards are granted to the recipient, but not more than 20% per year. Upon the termination of a recipient’s service, for any reason other than death, disability, termination for cause, termination following a change in control (other than for cause following a change in control), the recipient’s stock options shall be exercisable only as to those shares that were vested on the date of termination and only for one year following termination. Stock options will fully vest and become immediately exercisable upon the recipient’s termination of service due to death or disability, or following a change in control of Atlantic Coast Financial Corporation.

Recognition and Retention Plan. Outside directors and key employees of Atlantic Coast Bank, Atlantic Coast Financial Corporation and its Affiliates (as defined by the plan) are also eligible to participate and receive awards under the Atlantic Coast Financial Corporation 2005 Recognition and Retention Plan (2005 Recognition and Retention Plan). Under the 2005 Recognition and Retention Plan, Atlantic Coast Financial Corporation reserved 55,888 shares of common stock (as adjusted as a result of the second-step conversion) to be issued pursuant to grants of restricted stock awards. All restricted stock awards must vest at least 20% per year, beginning one year following the date of grant. However, the restricted stock awards will fully vest upon the recipient’s termination of service due to death or disability, or following a change in control of Atlantic Coast Financial Corporation. No shares have been issued in connection with this plan since 2010.

Employee Stock Purchase Plan. The Atlantic Coast Financial Corporation Employee Stock Purchase Plan was adopted on June 1, 2010 to encourage and facilitate the purchase of shares of Atlantic Coast Financial Corporation common stock. The plan is intended to be a tax-qualified “employee stock purchase plan” under Section 423 of the Internal Revenue Code, which has certain tax advantages. Under the plan, 29,400 shares of Atlantic Coast Financial Corporation common stock may be issued, with an annual increase of 9,800 shares to be added to the plan on the first day of each calendar year, starting on January 1, 2011, as adjusted as a result of the second-step conversion. Stock subject to purchase under the plan are shares of Atlantic Coast Financial Corporation common stock that have been authorized but unissued, or have been previously issued, or both.

The plan is generally open to all employees of Atlantic Coast Financial Corporation and its subsidiaries. The compensation committee determines who is eligible to participate in the plan for each offering date. Participants then enter into a stock purchase agreement with Atlantic Coast Financial Corporation. Each agreement states the number of shares of common stock that are eligible to be purchased by the participant during a specified period of time beginning on the offering date and ending on a purchase date established by the compensation committee (the purchase period), provided however that the purchase period does not last longer than 27 months following the offering date. Each agreement also provides the purchase price of the shares of common stock that are eligible to be purchased by the participant. However, the purchase price of a share of common stock will be not less than 85% of its fair market value on the date of the stock purchase agreement (as adjusted as a result of the second-step conversion).

During the purchase period, the participant designates a fixed dollar amount of his or her compensation to be withheld for the purchase of common stock equal to the purchase price of the shares that are eligible to be purchased by the participant. Atlantic Coast Financial Corporation or the appropriate participating subsidiary credits these amounts to a plan account. Accounts are not credited with interest. Payroll deductions remain in effect until changed by the participant and remain in effect for successive purchase periods. The compensation committee determines how often participants may change their deferral elections during a purchase period. A participant’s stock purchases during a calendar year may not exceed the lesser of: (i) a total dollar amount or number of shares as specified by the compensation committee, or (ii) $25,000.

At the end of the purchase period, if the fair market value of a share of common stock is equal to or greater than the purchase price specified in the stock purchase agreement, the shares covered by the agreement are automatically purchased by the participant with the funds held on behalf of the participant in the plan account. However, the participant may elect not to purchase any shares or to purchase fewer than all of the shares covered by the agreement. Any balance in the plan account held on behalf of the participant after purchase of the shares is paid to the participant. If a participant does not purchase any shares, all funds in the plan account held on his or her behalf are paid to the participant. The number of shares the participant purchases on each purchase date is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation since the prior purchase date by the purchase price. As soon as practicable after each purchase date, the custodian causes to be credited to the participant’s account the number of shares of common stock with respect to which the participant exercised his or her purchase rights under the plan.

Termination of a participant’s employment for any reason, including disability or death or the failure of the participant to remain continuously employed by Atlantic Coast Financial Corporation, Atlantic Coast Bank or a subsidiary will terminate his or her participation in the plan immediately. The payroll deductions contributed to the participant’s account will be returned to him or her or, in the case of death, to the person or persons entitled thereto in accordance with the plan.

Amended and Restated Supplemental Executive Retirement Plan. Atlantic Coast Bank adopted the Atlantic Coast Bank Amended and Restated Supplemental Executive Retirement Plan, which was originally established on November 1, 2004 and was most recently amended and restated on January 1, 2005. Each employee who is selected by the Board of Directors of Atlantic Coast Bank is eligible to participate in this plan. Mr. Buddenbohm and Mr. Stone are both participating in this plan.

Each participant in the plan is entitled to a supplemental retirement benefit equal to the executive’s “appreciation benefit.” The participant’s “appreciation benefit” is calculated based on the following formula: the “prior benefit” multiplied by the “issue price” multiplied by the “exchange ratio.” The “prior benefit” is the number of shares of Atlantic Coast Federal Corporation common stock equal to the participant’s accrued benefit under the plan as of December 11, 2009. The fair market value of Atlantic Coast Federal Corporation common stock as of December 11, 2009 used to determine the “prior benefit” is $1.44. The “issue price” is $10.00, which was the initial offering price of the common stock of Atlantic Coast Financial Corporation in connection with the second-step conversion. The “exchange ratio” is 0.196, which was used to determine the number of shares of common stock of Atlantic Coast Financial Corporation that were exchanged for each share of common stock of Atlantic Coast Federal Corporation as a result of the second-step conversion.

Each participant became 100% vested in the participant’s appreciation benefit as a result of the completion of the second-step conversion. Payment of the participant’s vested appreciation benefit will commence on January 1st of the year following the participant’s separation from service at or after attaining age 65 (the normal retirement age) and will be payable in 20 equal annual installments. If the participant’s separation from service occurs at or after attaining age 55 but before attaining the normal retirement age (the early retirement age), the participant’s appreciation benefit shall be reduced by 5% for each year the participant’s early retirement age is less than the normal retirement age. The reduced appreciation benefit will commence on January 1st of the year following the participant’s separation from service and will be payable in 20 equal annual installments.

Agreements with former Interim President, Chief Executive Officer and Chief Financial Officer Tom Wagers. Atlantic Coast Bank entered into the Fourth Amended and Restated Supplemental Retirement Agreement (the amended agreement) with Mr. Wagers in July 2011. The amended agreement superseded the prior supplemental retirement agreement that was in effect (the old agreement). The amended agreement provided for the payment of a supplemental retirement benefit equal to the executive’s “appreciation benefit.”

Mr. Wager’s “appreciation benefit” would have been calculated based on the following formula: the sum of (i) the lesser of (A) the “prior benefit component” multiplied by the “issue price,” or (B) the executive’s accrued benefit under the old agreement as of December 11, 2009 multiplied by 3% per annum; (ii) the “stock award component” multiplied by the “issue price;” and (iii) the “stock ownership component,” multiplied by the “issue price.” The “prior benefit component” was determined by dividing Mr. Wagers’ accrued benefit under his old agreement as of December 11, 2009 by $1.44, which is the fair market value of Atlantic Coast Federal Corporation common stock on December 11, 2009. The “stock award component” was equal to 25% of the number of shares of Atlantic Coast Federal Corporation common stock awarded to the executive under the 2005 Recognition and Retention Plan that were still held by the executive as of December 11, 2009. The “stock ownership component” was equal to 75% of the amount of shares of Atlantic Coast Federal Corporation common stock that were beneficially owned by the executive as of December 11, 2009. The “issue price” was the average selling price of a share of Atlantic Coast Federal Corporation common stock over the 30 day period immediately preceding the conversion, minus $1.44. Atlantic Coast Bank was required to pay interest on the unpaid balance of the executive’s vested appreciation benefit at the rate of the monthly average of the three-month London Interbank Offered Rate (LIBOR) plus 275 basis points per annum until the appreciation benefit was paid in full.

Mr. Wagers became 15% vested in his appreciation benefit as a result of the completion of the second-step conversion on February 3, 2011. A portion of Mr. Wagers’ vested appreciation benefit was used to purchase Atlantic Coast Financial Corporation common stock that was issued in connection with the second-step conversion. Such purchased common stock was being held in a rabbi trust that was created by Atlantic Coast Bank.

Atlantic Coast Bank also entered into an endorsement split-dollar life insurance agreement with Mr. Wagers. Under the agreement, if at the time of death Mr. Wagers was either employed by Atlantic Coast Bank or had retired from employment and had completed ten years of service with Atlantic Coast Bank measured from the effective date of the agreement, Mr. Wager’s beneficiary would be entitled to a life insurance benefit equal to three times his highest annual base salary in effect during the ten years prior to death or retirement. The life insurance policies were bank owned life insurance (BOLI) purchased with single premiums. Endorsements equal to the estimated death benefits of the BOLI policy provided coverage under the terms of the split-dollar agreements.

Upon his October 21, 2013 resignation, Mr. Wagers waived his right to receive any appreciation benefit he was entitled to in accordance with the amended agreement, and any benefit under the split-dollar life insurance agreement, in addition to any payments related to his non-compete and non-solicitation agreement as discussed on page 13.

Tax-Qualified Benefit Plans

401(k) Plan. Atlantic Coast Bank maintains the Atlantic Coast Bank Employees’ Savings & Profit Sharing Plan and Trust, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) plan’s eligibility requirements. Employees who have completed three consecutive months of service will begin participation in the 401(k) plan on the first day of the month coinciding with or next following the date the employee has satisfied the eligibility requirements.

A participant may contribute up to 75% of his or her compensation to the 401(k) plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For the 2013 calendar year, the maximum salary deferral contribution that could be made by a participant was $17,500, provided however that a participant over age 50 could contribute an additional $5,500 to the 401(k) plan. In addition to salary deferral contributions, Atlantic Coast Bank made matching contributions equal to 50% of the first 6% of the compensation that was deferred by the participant during the plan year. A participant is always 100% vested in his or her salary deferral contributions. All employer contributions vest at a rate of 20% per year, beginning after the participant’s completion of his or her second year of service, such that the participant will be fully vested upon completion of six years of credited service. However, a participant will immediately become 100% vested in the employer contributions upon his or her death, disability, or attainment of age 60 while employed with Atlantic Coast Bank. Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account at retirement (age 60), age 59 1⁄2 (while employed with Atlantic Coast Bank), death, disability, or termination of employment.

Each participant has an individual account under the 401(k) plan and may direct the investment of his or her account among a variety of investment options or vehicles available. In addition, participants in the 401(k) plan can purchase shares of Atlantic Coast Financial Corporation common stock through the Atlantic Coast Financial Corporation Stock Fund.

Employee Stock Ownership Plan. Atlantic Coast Financial Corporation maintains the Atlantic Coast Financial Corporation Employee Stock Ownership Plan. Employees of Atlantic Coast Financial Corporation and Atlantic Coast Bank who have been credited with at least 1,000 hours of service during a twelve-month period are eligible to participate in the employee stock ownership plan. As part of the initial public offering of Atlantic Coast Federal Corporation, the employee stock ownership plan borrowed funds from Atlantic Coast Federal Corporation and used those funds to purchase 465,520 shares of common stock, which served as collateral for the loan. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among the participants’ accounts as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the unallocated suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated to each eligible participant’s plan account, based on the ratio of each participant’s compensation to the total compensation of all eligible participants. Vested benefits will be payable generally upon the participants’ termination of employment, and will be paid in the form of common stock, or to the extent participants’ accounts contain cash, benefits will be paid in cash. However, participants have the right to elect to receive their benefits entirely in the form of common stock. Pursuant to FASB ASC Subtopic 718-40, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.

As a result of the second-step conversion, the 139,656 shares of Atlantic Coast Federal Corporation held in the suspense account were converted to 27,372 shares of Atlantic Coast Financial Corporation common stock, and all shares allocated to participants’ accounts were converted to shares of Atlantic Coast Financial Corporation common stock pursuant to the 0.1960 exchange ratio. In addition, the employee stock ownership plan purchased 68,434 of shares of Atlantic Coast Financial Corporation common stock issued in the conversion offering. The employee stock ownership plan funded its stock purchase with a loan from Atlantic Coast Financial Corporation equal to the aggregate purchase price of the common stock. This loan will be repaid principally through Atlantic Coast Bank’s contribution to the employee stock ownership plan and dividends payable on the common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan, with payment in full by 2031. The interest rate for the employee stock ownership plan loan is an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, which is currently 3.25%. Thereafter, the interest rate will adjust annually.

The trustee will hold the shares purchased by the employee stock ownership plan and all remaining unallocated shares that were purchased in connection with the initial public offering (95,806 shares in the aggregate) in an unallocated suspense account, and shares will be released to the participants’ accounts as the new loan is repaid, on a pro-rata basis. The trustee will allocate the shares released among the participants’ accounts on the basis of each participant’s proportional share of eligible plan compensation relative to all participants’ proportional share of eligible plan compensation.

Director Compensation

Set forth below is summary compensation for each of our non-employee directors for the year ended December 31, 2013.

Director Compensation (1)

Name	Fees earned or paid in cash ($)	All other compensation ($)		Total

Thomas F. Beeckler (3)	16,584	—		16,584
Dave Bhasin (4)	5,886	—		5,886
Kevin G. Champagne	8,181	—		8,181
Bhanu Choudhrie	23,544	—		23,544
John J. Dolan	8,292	—		8,292
John L. Linfante (5)	19,000	—		19,000
Charles E. Martin, Jr. (3)	15,696	—		36,122
W. Eric Palmer (6)	23,544	—		23,544
Jay S. Sidhu (7)	24,783	83,333	(2)	108,116
Forrest W. Sweat, Jr. (8)	21,525	—		21,525
H. Dennis Woods (6)	23,544	—		23,544

(1)	The following columns were intentionally omitted from the table: (1) stock awards, (2) option awards, (3) non-equity incentive plan compensation, and (4) non-qualified deferred compensation earnings.
(2)	For the year ended December 31, 2013, Mr. Sidhu was paid a consulting fee under a three year contract for service through March 2014.
(3)	Messrs. Beeckler and Martin served on the Board of Directors until August 30, 2013.
(4)	Mr. Bhasin elected to defer his compensation.
(5)	Mr. Linfante resigned from the Board of Directors on August 5, 2013.
(6)	As of December 31, 2013, Messrs. Palmer and Woods each had 5,379 outstanding option awards.
(7)	As of December 31, 2013, Mr. Sidhu had 19,600 outstanding option awards.
(8)	Mr. Sweat served on the Board of Directors until October 15, 2013.

Cash Compensation

Members of the Board of Directors of Atlantic Coast Bank do not receive separate compensation for their service on the Board of Directors or the committees of Atlantic Coast Financial Corporation. Members of Atlantic Coast Financial Corporation’s Board of Directors receive a fee of $1,962 per month with the following exceptions: the chairman of the board receives a fee of $2,375 per month and the vice-chairman of the board and chairman of the audit committee both receive a fee of $2,073 per month. Other than described above, committee members are not separately compensated for their service. Employee directors do not receive board fees.

Incentive Program

Atlantic Coast Bank did not establish any annual and quarterly cash incentive programs for 2013. Therefore, Atlantic Coast Bank did not pay annual or quarterly incentive awards to any director in 2013.

Director Plans

Consulting Agreement with Mr. Sidhu. On May 13, 2011, Mr. Sidhu resigned as Executive Chairman of Atlantic Coast Financial Corporation. In conjunction with Mr. Sidhu’s resignation, Atlantic Coast Financial Corporation and Mr. Sidhu entered into a consulting agreement, which became effective retroactive to April 1, 2011. The Consulting Agreement superseded and replaced in its entirety Mr. Sidhu’s prior Employment Agreement with Atlantic Coast Financial Corporation.

The Consulting Agreement is for a three-year term and provides that Mr. Sidhu will assist Atlantic Coast Financial Corporation with advice on operating, personnel, business and tax planning strategies in addition to assistance on future capital raising initiatives. He will receive $250,000 in compensation over the three-year term of the Consulting Agreement.

Mr. Sidhu was also entitled to an incentive bonus of $500,000 if Atlantic Coast Financial Corporation reversed (and fully realized as capital) by December 31, 2014, the entire valuation reserve established by Atlantic Coast Financial Corporation with respect to its net deferred federal and state income tax asset of $20.7 million as of December 31, 2010. Due to the write-off of approximately $46.3 million of federal net operating loss carryover and $72.3 million of state net operating loss carryover in 2013, Atlantic Coast Financial Corporation can not realize the full amount of the deferred tax asset as capital.

2005 Stock Option Plan and 2005 Recognition and Retention Plan. The directors are eligible to participate in the 2005 Stock Option Plan and the 2005 Recognition and Retention Plan. Please see the description of the plans set forth under Executive Compensation – Benefit Plans for further details.

Director Stock Purchase Plan. The Atlantic Coast Financial Corporation Director Stock Purchase Plan was adopted on June 1, 2010 and is intended to encourage and facilitate the purchase of shares of Atlantic Coast Financial Corporation common stock by directors. Under the plan, 29,400 shares of Atlantic Coast Financial Corporation common stock may be issued, with an annual increase of 9,800 shares to be added to the plan on the first day of each calendar year, starting on January 1, 2011, as adjusted as a result of the second-step conversion. Stock subject to purchase under the plan are shares of Atlantic Coast Financial Corporation common stock that have been authorized but unissued, or have been previously issued, or both.

The plan is open to all directors of Atlantic Coast Financial Corporation. Each participant must enter into a stock purchase agreement with Atlantic Coast Financial Corporation, which will state the number of shares of common stock that are eligible to be purchased by the participant during a specified period of time beginning on the offering date and ending on a purchase date established by the compensation committee (the purchase period), provided however that the purchase period does not last longer than 27 months following the offering date. Each agreement also provides the purchase price of the shares of common stock that are eligible to be purchased by the participant. However, the purchase price of a share of common stock will be not less than 85% of its fair market value on the date of the stock purchase agreement.

During the purchase period, the participant designates a fixed dollar amount of his or her director fees to be withheld for the purchase of common stock equal to the purchase price of the shares that are eligible to be purchased by the participant, as adjusted as a result of the second-step conversion. Atlantic Coast Financial Corporation or the appropriate participating subsidiary credits these amounts to a plan account. Accounts are not credited with interest. The amount of deductions remain in effect until changed by the participant and remain in effect for successive purchase periods. The compensation committee determines how often participants may change their deferral elections during a purchase period. A participant’s stock purchases during a calendar year may not exceed the total dollar amount or number of shares specified by the compensation committee.

At the end of the purchase period, if the fair market value of a share of common stock is equal to or greater than the purchase price specified in the stock purchase agreement, the shares covered by the agreement are automatically purchased by the participant with the funds held on behalf of the participant in the plan account. However, the participant may elect not to purchase any shares or to purchase fewer than all of the shares covered by the agreement. Any balance in the plan account held on behalf of the participant after purchase of the shares is paid to the participant. If a participant does not purchase any shares, all funds in the plan account held on his or her behalf are paid to the participant. The number of shares the participant purchases on each purchase date is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation since the prior purchase date by the purchase price. As soon as practicable after each purchase date, the custodian causes to be credited to the participant’s account the number of shares of common stock with respect to which the participant exercised his or her purchase rights under the plan.

Termination of a participant’s services for any reason, including disability or death or the failure of the participant to remain continuously employed by Atlantic Coast Financial Corporation, Atlantic Coast Bank or a subsidiary will terminate his or her participation in the plan immediately. Fees contributed to the participant’s account shall be returned to him or her or, in the case of death, to the person or persons entitled thereto in accordance with the plan.

Director Retirement Plan. Atlantic Coast Bank has adopted the Atlantic Coast Bank 2005 Amended and Restated Director Retirement Plan, effective June 17, 2010. Each member of the Board of Directors of Atlantic Coast Bank is eligible to participate in the plan. As a result of the completion of the second-step conversion, each participant is entitled to receive his or her “appreciation benefit.” The participant’s “appreciation benefit” will be payable in equal monthly installments of 120 months, commencing on the first day of the month following the completion of the second-step conversion.

The participant’s “appreciation benefit” is calculated based on the following formula: the sum of (i) the lesser of (A) the “prior benefit component” multiplied by the “issue price,” or (B) the director’s accrued benefit under the old agreement as of December 11, 2009 multiplied by 3% per annum, (ii) the “stock award component” multiplied by the “issue price,” and (iii) the “stock ownership component,” multiplied by the “issue price.” The “prior benefit component” is determined by dividing the director’s accrued benefit under the plan as of December 11, 2009 by $1.44, which is the fair market value of Atlantic Coast Federal Corporation common stock on December 11, 2009. The “stock award component” is equal to 25% of the number of shares of Atlantic Coast Federal Corporation common stock awarded to the participant under the 2005 Recognition and Retention Plan that were still held by the participant as of December 11, 2009. The “stock ownership component” is equal to 75% of the amount of shares of Atlantic Coast Federal Corporation common stock that were beneficially owned by the participant as of December 11, 2009. The “issue price” is the average selling price of a share of Atlantic Coast Federal Corporation common stock over the 30 day period immediately preceding the conversion, minus $1.44. The aggregate value of the “prior benefit component,” the “stock award component,” and the “stock ownership component” will be adjusted in accordance with the exchange ratio. Atlantic Coast Bank will pay interest on the unpaid balance of the participant’s appreciation benefit at the rate of the monthly average of the three-month LIBOR plus 275 basis points per annum until the appreciation benefit is paid in full.

Each participant became 100% vested in his appreciation benefit as a result of the completion of the second-step conversion on February 3, 2011. A portion of the participant’s vested appreciation benefit was used to purchase Atlantic Coast Financial Corporation common stock that was issued in connection with the second-step conversion. Such purchased common stock is being held in a rabbi trust that was created by Atlantic Coast Bank. As a result, to the extent the participant’s appreciation benefit is invested in Atlantic Coast Financial Corporation common stock, then the participant’s appreciation benefit attributable to common stock will be distributed in-kind. Due to the Consent Order with the OCC and relevant federal banking regulations no distributions are currently being made to directors from the Director Retirement Plan.

Director Deferred Fee Plan. Atlantic Coast Financial Corporation adopted the Atlantic Coast Financial Corporation Amended and Restated 2005 Director Deferred Fee Plan, effective January 1, 2005. The plan allows for a participant to elect to defer a portion of his or her director fees to the plan. All amounts contributed to the plan are credited to a bookkeeping account established on behalf of each participant. The participant’s account balance is credited with earnings based on the participant’s choice among the investment alternatives made available under the plan. However, participants are not permitted to invest in Atlantic Coast Financial Corporation common stock through this plan. Each participant has the right to elect for the payment of his or her account balance to commence on either a specified date or within 30 days following his or her separation from service (the commencement date). However, the participant’s account balance may be paid out prior to the commencement date due to the participant’s death or disability, or a change in control of Atlantic Coast Financial Corporation. Generally, the participant’s account balance is payable in a lump sum distribution. However, a participant can elect for his or her account balance to be payable in equal monthly installments over a period not to exceed 10 years.

Director Deferred Compensation Plan for Equity. Atlantic Coast Financial Corporation adopted the Atlantic Coast Financial Corporation Amended and Restated 2007 Director Deferred Compensation Plan for Equity in order to allow participants to defer receipt of board fees and annual cash incentives to the plan, which is used to purchase “phantom shares” of Atlantic Coast Financial Corporation common stock. Each phantom share is deemed to be acquired at the prevailing market rate of Atlantic Coast Financial Corporation common stock, and is credited to a bookkeeping account established on behalf of each participant. The account is maintained in phantom shares for the duration of the participant’s participation in the plan. To the extent dividends are issued on Atlantic Coast Financial Corporation common stock, dividends are credited to the phantom shares in the same proportion as the actual dividends are credited to Atlantic Coast Financial Corporation common stock.

Each participant has the right to elect for the payment of his or her account balance to commence on either a specified date or within 30 days following his or her separation from service (the commencement date). However, the participant’s account balance may be paid out prior to the commencement date due to the participant’s death or disability, or a change in control of Atlantic Coast Financial Corporation. Generally, the participant’s account balance will be payable in a lump sum distribution. However, a participant can elect for his or her account balance to be payable in equal monthly installments over a period not to exceed 10 years. All payments made under the plan to the participant will be made in the form of Atlantic Coast Financial Corporation common stock.

Director Emeritus Program. Atlantic Coast Bank adopted the Atlantic Coast Bank Director Emeritus Plan, effective January 1, 2005. The plan provides three former retired directors with additional retirement benefits to recognize their significant and valued contributions to Atlantic Coast Bank. Two former directors are currently participating in the plan and are being paid a normal retirement benefit of $10,000 per year, payable in monthly installments for nine years that commenced on the 30th day following their retirement from the board.

Transactions with Certain Related Persons

Atlantic Coast Bank has a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions as those of comparable transactions with unaffiliated third parties prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. In addition, all loans to directors and executive officers are approved by at least a majority of the independent, disinterested members of the Board of Directors.

All loans Atlantic Coast Bank makes to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Atlantic Coast Bank. Loans to all directors and executive officers and their associates totaled approximately $0.1 million at December 31, 2013. All loans to directors and executive officers were performing in accordance with their terms at December 31, 2013.

Certain of our directors purchased securities for aggregate purchase prices in excess of $120,000 in our December 2013 public offering of Common Stock. The following table indicates the number and types of securities purchased as well as the amount paid for such securities:

Name	Number and Type of Securities	Aggregate Purchase Price

Bhanu Choudhrie	1,289,077 shares of Common Stock	$4,834,039
Jay S. Sidhu	80,000 shares of Common Stock	$300,000

On March 26, 2014, Atlantic Coast Bank purchased $16.2 million of one- to four-family mortgages from Customers Bank for $16.5 million, at a premium of 1.75%. Messrs. Sidhu and Choudhrie are directors of Customers Bancorp, the parent company of Customers Bank. Mr. Sidhu is also the Chairman and Chief Executive Officer of Customers Bancorp. This loan purchase transaction was in the ordinary course of our business, made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated business partners, and did not involve more than a normal risk or present other unfavorable features.

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the board.

PROPOSAL II – RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Atlantic Coast Financial Corporation’s independent registered public accounting firm for the year ended December 31, 2013 was McGladrey LLP. The Audit Committee of Atlantic Coast Financial Corporation has approved the appointment of McGladrey LLP to be Atlantic Coast Financial Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Although the ratification of the appointment of McGladrey LLP is not required by the Company’s bylaws, the Board of Director’s is submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the Company will not be bound to seek another independent registered public accountant for 2014, but the selection of other independent registered public accounting firms will be considered in future years. At the annual meeting, the stockholders of Atlantic Coast Financial Corporation will consider and vote on the ratification of the engagement of McGladrey LLP for Atlantic Coast Financial Corporation’s fiscal year ending December 31, 2014. Representatives of McGladrey LLP are expected to attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by McGladrey LLP, during the fiscal years ended December 31, 2013 and 2012.

	2013	2012

Audit Fees	$410,046	$360,225
Audit Related Fees	84,185	81,722
Tax Fees	57,950	56,500
All Other Fees	353,960	—

Audit Fees

Audit fees of $410,046 and $360,225 in fiscal 2013 and 2012, respectively, were for the audit of our consolidated financial statements. The audit fees for both fiscal 2013 and 2012 included fees relating to review of the financial statements included in our quarterly reports on Form 10-Q and review of our Annual Report on Form 10-K.

Audit-Related Fees

Audit related fees of $84,185 in fiscal year 2013 were for annual benefit plan audits of our Employee Stock Ownership Plan and 401(k) plan of $49,185 and for the annual audits and reports on our financial statements, internal control and compliance for HUD assisted audits of $35,000. Audit related fees for $81,722 in fiscal year 2012 were for annual benefit plan audits of our Employee Stock Ownership Plan and 401(k) plan of $46,722 and for the annual audits and reports on our financial statements, internal control and compliance for HUD assisted programs of $35,000.

Tax Fees

Tax fees of $57,950 and $56,500 in fiscal years 2013 and 2012, respectively, were for services related to tax compliance and tax planning.

All Other Fees

Other fees of $353,960 in fiscal 2013 were fees payable to McGladrey LLP for their work relating to the public offering completed in December 2013 of $350,000 and other non-audit accounting matters of $3,960.

The audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has delegated pre-approval authority to its chairman when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

In order to ratify the appointment of McGladrey LLP as the independent registered public accounting firm for the year ending December 31, 2013, the proposal must receive at least a majority of the votes cast at the annual meeting, without regard to broker non-votes or proxies marked “ABSTAIN,” either in person or by proxy, in favor of such ratification.

The audit committee of the Board of Directors recommends a vote “FOR” the ratification of the appointment of McGladrey LLP as the independent registered public accounting firm for the year ending December 31, 2013.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, our Corporate Secretary must receive written notice not less than 80 days nor more than 90 days prior to date of the annual meeting; provided, however, that in the event that less than 90 days’ notice or prior public disclosure of the date of the annual meeting is provided to stockholders, then, to be timely, notice by the stockholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on Atlantic Coast Financial Corporation’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of Atlantic Coast Financial Corporation which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The notice with respect to director nominations must include (i) as to each individual whom the stockholder proposes to nominate for election as a director, (A) all information relating to such person that would indicate such person’s qualification under Article 2, Section 12 of the Company’s Bylaws, including an affidavit that such person would not be disqualified under the provisions of Article 2, Section 12 of the Bylaws and (B) all other information relating to such individual that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation; and (ii) as to the stockholder giving the notice, (A) the name and address of such stockholder as they appear on Atlantic Coast Financial Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number of shares of capital stock of Atlantic Coast Financial Corporation which are owned beneficially or of record by such stockholder and such beneficial owner; (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Nothing in this Proxy Statement shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

The 2015 Annual Meeting of Stockholders is expected to be held May 18, 2015. Accordingly, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be received by our Corporate Secretary no earlier than February 17, 2015 and no later than February 27, 2015. If notice is received outside of these dates, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2015 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 10151 Deerwood Park Boulevard, Building 200, Suite 100, Jacksonville, Florida 32256, no later than December 23, 2014. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the proxy statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act at their discretion in accordance with their best judgment.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by Atlantic Coast Financial Corporation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. We have retained Corporate Communications, Inc., the company’s regularly retained investor relations firm, to assist in the solicitation of proxies. Corporate Communications, Inc. will not receive any additional compensation for this service. In addition to solicitations by mail, directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation. Our 2013 Annual Report on Form 10-K has been mailed to all stockholders of record as of April 11, 2014. Any stockholder who has not received a copy of such annual report may obtain a copy by writing us at the address below. Such annual report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

We intend to deliver only one annual report and proxy statement to multiple registered stockholders sharing the same address unless we have received contrary instructions from one or more of the stockholders. If individual stockholders wish to receive a separate copy of the annual report or proxy statement, they may call or write and request separate copies currently or in the future as follows:

Prior to May 1, 2014	Subsequent to May 1, 2014
Atlantic Coast Financial Corporation	Atlantic Coast Financial Corporation
Attn: Investor Relations	Attn: Investor Relations
10151 Deerwood Park Blvd	4655 Salisbury Road
Building 200, Suite 100	Suite 110
Jacksonville, Florida 32256	Jacksonville, Florida 32256
Phone: (904) 998-5501	Phone: (904) 998-5501
Fax: (904) 641-4845	Fax: (904) 641-4845

Registered stockholders sharing the same address and receiving multiple copies of annual reports or proxy statements may request the delivery of a single copy by writing or calling the above address or phone number.

BY ORDER OF THE BOARD OF DIRECTORS

Kathryn E. Henthorn
General Counsel and Corporate Secretary

Jacksonville, Florida

April 22, 2014

REVOCABLE PROXY

ATLANTIC COAST FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 19, 2014

The undersigned hereby appoints the Chief Executive Officer and the Corporate Secretary of Atlantic Coast Financial Corporation (the Company), with full powers of substitution to act as attorneys and proxies (Proxies) for the undersigned to vote all shares of common stock of the Company that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders (the Annual Meeting) to be held at the Sheraton Jacksonville Hotel, 10605 Deerwood Park Blvd., Jacksonville, Florida, at 10:00 a.m., local time, on May 19, 2014. Each of the Proxies is, and both are, authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	WITHHOLD ALL	FOR ALL EXCEPT
1.

To elect nominees for a three-year term ending in 2017 and until their respective successors have been elected and qualified:

W. Eric Palmer

Jay S. Sidhu

John K. Stephens, Jr.

INSTRUCTION: To withhold your vote for one or more individual nominees, mark “For All Except” and write the nominee(s) name(s) on the space provided.

		☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of McGladrey, LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2014.	☐	☐	☐

The board of directors recommends a vote “FOR” each of the nominees for director listed above, and “FOR” Proposal 2.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED,

THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED ABOVE. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES AT THEIR DISCRETION IN ACCORDANCE WITH THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Corporate Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of the Proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the General Counsel and Corporate Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later-dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated April 22, 2014, and the Company’s Annual Report on Form 10-K.

Dated:                     , 2014        ☐  Check Box if You Plan to Attend the Annual Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Please complete and date this proxy and return it

promptly in the enclosed postage-prepaid envelope.